Exhibit 99.1

Tesoro Announces Pricing of Tesoro Logistics LP Initial Public Offering

San Antonio, Texas, April 20, 2011 – Tesoro Corporation (NYSE: TSO) announced today that Tesoro Logistics LP (“Tesoro Logistics”) has priced its initial public offering of 13,000,000 common units at $21.00 per unit.  The common units are expected to begin trading on the New York Stock Exchange on April 20, 2011 under the ticker symbol “TLLP.”  The underwriters have the option to purchase from Tesoro Logistics up to an additional 1,950,000 common units, at the same price, to cover over-allotments, if any.  The offering is expected to close on or about April 26, 2011, subject to customary closing conditions.

Upon conclusion of the offering, the public will own 41.8% of the outstanding equity of Tesoro Logistics, or 48.0% if the underwriters exercise, in full, their option to purchase additional common units. Tesoro Corporation, certain subsidiaries of Tesoro Corporation and Tesoro Logistics’ general partner will own the remaining equity in Tesoro Logistics.

Citi, Wells Fargo Securities, BofA Merrill Lynch and Credit Suisse are acting as joint book-running managers of the offering, with Barclays Capital, Deutsche Bank Securities, J.P. Morgan, Raymond James and RBC Capital Markets acting as co-managers.

The offering of these securities is being made only by means of a prospectus, copies of which may be obtained from the offices of:

Citi
Attn: Prospectus Department
Brooklyn Army Terminal
140 58th Street, 8th Floor
Brooklyn, New York 11220
Email: batprospectusdept@citi.com
Telephone: (800) 831-9146

Wells Fargo Securities
Attn: Equity Syndicate Dept.
375 Park Avenue
New York, New York 10152
Email: cmclientsupport@wellsfargo.com
Telephone: (800) 326-5897

BofA Merrill Lynch
Attn: Syndicate Operations
4 World Financial Center
New York, NY 10080
Email: dg.prospectus_requests@baml.com

Credit Suisse
One Madison Avenue
New York, New York 10010
Attn: Prospectus Department
Telephone: (800) 221-1037

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “SEC”). This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Tesoro Corporation

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. As of March 31, 2011, our retail segment included a network of nearly 1,200 retail stations under the Tesoro®, Shell®, USA GasolineTM brands.

Forward-Looking Statements

This release contains certain statements that are “forward-looking statements”—that is, statements related to future, not past, events. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the Securities and Exchange Commission in connection with our initial public offering. The risk factors and other factors noted in our prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

Contact:
Investors: Louie Rubiola, Director, Investor Relations, (210) 626-4355
Media: Mike Marcy, Manager of External Affairs, (210) 626-4697